EXHIBIT 10a(10)

KEY EXECUTIVE SEVERANCE PLAN OF
PUBLIC SERVICE ENTERPRISE GROUP INCORPORATED

Amended effective July 19, 2016

ARTICLE I
PURPOSE OF THE PLAN
1.1    Purpose The Key Executive Severance Plan of Public Service Enterprise Group Incorporated (“Plan”) is maintained by the Company to provide severance benefits to certain key executive-level employees of the Company and its affiliates whose employment is terminated under the circumstances described herein. The Plan was amended and restated effective December 17, 2012.
The Plan was amended effective January 1, 2014 to provide that (i) for Eligible Employees who become Schedule B Participants after December 31, 2013, their Change in Control benefit under Section 5.2(b) of the Plan shall be equal to two times Annual Base Salary and Target Bonus, and (ii) for Eligible Employees who become Schedule A Participants after December 31, 2013, their Change in Control benefit under Section 5.2(b) of the Plan shall be equal to 1.5 times Annual Base Salary and Target Bonus. The Plan was further amended to provide that the for purposes of determining the nonqualified plan change in control benefit under Section 5.5(a) of the Plan, with respect to Eligible Employees who become Schedule A or Schedule B Participants after December 31, 2013, their employment shall be assumed to have continued for 1.5 or two additional years (for Schedule A Participants and Schedule B Participants, respectively). Finally, the Plan was amended to update the Schedule A Participant list.
The Plan was amended effective June 16, 2014 to (i) add a new class of eligible Participants, Schedule C Participants, (ii) to provide that there will be no additions to Schedule B Participants, (iii) to provide that other than a current Schedule B Participant, an Eligible Employee newly hired or promoted into a position reflected on Schedule B as of June 16, 2014, shall become a Schedule A Participant, and (iv) to update the Schedule A Participant list, the Schedule B Participant list and the Schedule C Participant list.
The Plan was amended effective July 14, 2014 to update the Schedule A Participant list and the Schedule C Participant list.
The Plan was amended effective February 17, 2015 to update the Schedule A Participant list, the Schedule B Participant list and the Schedule C Participant list.
The Plan was amended effective November 18, 2015 to update the Schedule A Participant list, the Schedule B Participant list and the Schedule C Participant list, and to include the language to comply with the Securities and Exchange Commission’s whistleblower protections.
The Plan was amended effective December 15, 2015 to update the Schedule A Participant list and the Schedule C Participant list.
The Plan is being amended effective July 19, 2016 to update the Schedule A Participant list and the Schedule C Participant list. The Plan is also being amended to comply with the Defense of Trade Secrets Act regarding the confidentiality provision. Finally, the Plan is being amended to clarify that if an Eligible Employee is newly hired or promoted into a position reflected on Schedule B as of June 6, 2014, such Eligible Employee shall become a Schedule A Participant.
The Plan is intended to comply in operation and form with Section 409A to the Internal Revenue Code of 1986, as amended (“Code”). The timing and form of payment of benefits provided under the Plan will be deemed to be automatically modified, and a Participant’s rights under the Plan will be limited so as to conform to any requirements under Section 409A of the Code.
ARTICLE II
DEFINITIONS
2.1    “Accrued Obligation” shall have the meaning set forth in Section 4.1 or 5.1 of the Plan.
2.2    “Affiliate” means any corporation, trade or business if it or the Company are members of a controlled group of corporations, are under common control or are members of an affiliated service group, within the meanings of Sections 414(b), 414(c) and 414(m), respectively, of the Code. The term “Affiliate” shall also include any other entity required to be aggregated with the Company pursuant to regulations under Section 414(o) of the Code.
2.3    “Annual Base Salary” means the annual rate of base salary payable to a Participant for services performed for an Employer, as in effect immediately prior to the Participant’s Date of Termination.
2.4    “Board” means the board of directors of the Company.
2.5    “Cause” means:
(a)    For purposes of Article IV:

(i)	Misconduct, gross negligence, theft, or fraud against the Company;

(ii)	For “Performance Reasons,” as defined in Section 2.21 of the Plan;

(iii)	Violation of the Standards of Integrity or other Company policy;

(iv)	Insubordination;

(v)	One or more significant acts of dishonesty;

(vi)
Any act that is likely to have the effect of injuring the reputation, business, or business relationship of, the Company, its Board of Directors, Officers, or employees, or its affiliates or subsidiaries;

(vii)	Violation of any fiduciary duty;

(viii)	Breach of any duty of loyalty;

(ix)	Any breach of the restrictive covenants contained in Exhibit I below;

(x)	One or more acts of moral turpitude that constitute a violation of applicable law (included but not limited to a felony); or

(xi)	Conviction of a felony or plea of nolo contendere to a felony charge.
(b)    For purposes of Article V:

(i)	The willful and continued failure to substantially perform his employment duties;

(ii)	The willful engaging in gross misconduct that is materially and demonstrably injurious to the Employer;

(iii)	The willful violation of the Company’s Standards of Integrity or other applicable corporate code of conduct, or

(iv)	The conviction of a felony or a plea of nolo contetendere to a felony charge.
No act or failure to act on the part of the Participant shall be considered “willful” unless it is done, or omitted to be done, by the Participant in bad faith or without reasonable belief that the Participant’s action or omission was in the best interests of the Employer. Any act or failure to act that is based upon authority given pursuant to a resolution duly adopted by the Board, or the advice of counsel for the Employer, shall be conclusively presumed to be done, or omitted to be done, by the Participant in good faith and in the best interests of the Employer.
Notwithstanding the forgoing, for purposes of the Plan, the termination of a Participant’s employment with an Employer shall not be deemed to be for Cause unless such termination is effected in accordance with the following procedures. The Employer shall give the Participant written notice (“Notice of Termination for Cause”) of its intention to terminate the Participant’s employment for Cause, setting forth in reasonable detail the specific conduct of the Participant that it considers to constitute Cause. Such notice shall be given no later than 60 days after the act or failure (or the last in a series of acts or failures) that the Employer alleges to constitute Cause. The Participant shall have 30 days after receiving the Notice of Termination for Cause in which to cure such act or failure, to the extent such cure is possible. In the case of a termination under clause (a), (b) or (c) above, if the Participant fails to cure such act or failure to the reasonable satisfaction of the Employer, the Employer shall give the Participant a second written notice stating that in the good faith opinion of the Employer, the Participant is guilty of the conduct described in the Notice of Termination for Cause and that such conduct constitutes Cause under the Plan.
2.6    “Change in Control” means the occurrence of any of the following events:

(a)
Any “person” (within the meaning of Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) is or becomes the beneficial owner within the meaning of Rule 13d-3 under the Exchange Act (a “Beneficial Owner”), directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such person any securities acquired directly from the Company or its Affiliates) representing 25% or more of the combined voting power of the Company’s then outstanding securities, excluding any person who becomes such a Beneficial Owner in connection with a transaction described in clause (i) of paragraph (c) below; or

(b)
The following individuals cease for any reason to constitute a majority of the number of directors of the Company then serving: individuals who, on the Effective Date, constitute the Board and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of the Company) whose appointment or election by the Board or nomination for election by the Company’s stockholders was approved or recommended by a vote of at least two-thirds of the directors then still in office who either were directors on the Effective Date or whose appointment, election or nomination for election was previously so approved or recommended; or

(c)
There is consummated a merger or consolidation of the Company or any direct or indirect wholly-owned subsidiary of the Company with any other corporation, other than (i) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof), in combination with the ownership of any trustee or other fiduciary holding securities under an employee benefit plan of the Company or of its Affiliates, at least 75% of the combined voting power of the securities of the Company or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation, or (ii) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company representing 25% or more of the combined voting power of the Company’s then outstanding securities; or

(d)
The shareholders of the Company approve a plan of complete liquidation or dissolution of the Company or there is consummated an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets, other than a sale or disposition by the Company of all or substantially all of the Company’s assets to an entity, at least 75% of the combined voting power of the voting securities of which are owned by stockholders of the Company in substantially the same proportions as their ownership of the Company immediately prior to such sale.

Notwithstanding the foregoing, a “Change in Control” shall not be deemed to have occurred by virtue of the consummation of any transaction or series of integrated transactions immediately following which the record holders of the common stock of the Company immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in an entity which owns all or substantially all of the assets of the Company immediately following such transaction or series of transactions.

2.7    “Code” means the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.
2.8    “Committee” means the Organization and Compensation Committee of the Board or any successor of such Committee.
2.9    “Company” means Public Service Enterprise Group Incorporated and any successors thereto.
2.10    “Confidential Information” means all trade secrets, proprietary and confidential business information belonging to, used by, or in the possession of the Company or any of its Affiliates, including but not limited to information, knowledge or data related to business strategies, plans and financial information, mergers, acquisitions or consolidations, purchase or sale of property, leasing, pricing, sales programs or tactics, actual or past sellers, purchasers, lessees, lessors or customers, those with whom the Company or its Affiliates has begun negotiations for new business, costs, employee compensation, marketing and development plans, inventions and technology, whether such confidential information, knowledge or data is oral, written or electronically recorded or stored, except information in the public domain, information known by the Participant prior to employment with an Employer, and information received by the Participant from sources other than the Company or its Affiliates, without obligation of confidentiality.
2.11    “Date of Termination” means the date of a Participant’s death, Disability Effective Date, or the date on which the termination of the Participant’s employment by an Employer for Cause or without Cause or by the Participant for Good Reason or without Good Reason, including Retirement, is effective, as the case may be, provided that the termination constitutes a Separation from Service.
2.12    “Disability” means that the Participant (a) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (b) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident or health plan covering employees of an Employer.
2.13    “Disability Effective Date” means the 30th day after the Participant’s receipt of written notice of the Employer’s intention to terminate the Participant’s employment on account of Disability, provided that, within the 30 days after the Participant’s receipt of such notice, the Participant shall not have returned to full-time performance of his employment duties.
2.14    “Eligible Employee” means an individual who is designated as such in accordance with Section 3.1.
2.15    “Effective Date” of the amendment and restatement is July 19, 2016.
2.16    “Employer” means the Company and each Affiliate, and any successors thereto.

2.17    “Good Reason” means:

(a)
Any material reduction in the Participant’s Annual Base Salary, Target Bonus or Target Long-Term Incentive, other than reductions pursuant to a broad-based compensation reduction program or policy affecting the Participant and all similarly situated employees of the Employer;

(b)
Any material adverse change in the Participant’s title, authority, duties, or responsibilities or the assignment to the Participant of any duties or responsibilities inconsistent in any respect with those customarily associated with the position of the Participant immediately prior to the Change in Control;

(c)	The failure of any successor to the Company to assume this Plan in accordance with Section 11.5(b);

(d)
Where the only comparable position offered to the Participant within the Employer following a Change in Control would otherwise meet the requirements of subsections (a) and (b) of this Section 2.17 of the Plan, but would require the Participant to increase his or her one-way commuting distance from his or her principal residence by more than 50 miles; or

(e)
Any other material breach of the terms of the Plan by the Company that either is not taken in good faith or, even if taken in good faith, is not remedied by the Company promptly after receipt of notice thereof from the Participant.

Notwithstanding the forgoing, for purposes of the Plan, the termination of a Participant’s employment with an Employer shall not be deemed to be for Good Reason unless such termination is effected in accordance with the following procedures. The Participant shall give his Employer a written notice (“Notice of Termination for Good Reason”) of the termination, setting forth in reasonable detail the specific acts or omissions of the Employer that constitute Good Reason and the specific provision(s) of the Plan on which the Participant relies. Unless the Committee determines otherwise, a Notice of Termination for Good Reason by the Participant must be made within 60 days after the Participant first has actual knowledge of the act or omission (or the last in a series of acts or omissions) that the Participant alleges to constitute Good Reason, and the Employer shall have 30 days from the receipt of such Notice of Termination for Good Reason to cure the conduct cited therein. A termination of employment by the Participant for Good Reason shall be effective on the final day of such 30-day cure period unless prior to such time the Employer has cured the specific conduct asserted by the Participant to constitute Good Reason to the reasonable satisfaction of the Participant.

For purposes of the Plan, a Participant’s determination that an act or failure to act constitutes Good Reason shall be presumed to be valid unless such determination is decided to be unreasonable by the Committee or its delegate pursuant to Article IX.
2.18    “Nonqualified Plan” the Retirement Income Reinstatement Plan for Non‑Represented Employees of Public Service Enterprise Group Incorporated.

2.19    “Other Benefits” shall have the meaning set forth in Articles IV and V, as applicable.
2.20    “Participant” means an Eligible Employee who has satisfied the conditions for participation in the Plan, as set out in Section 3.2, and is listed on either Schedule A, Schedule B or Schedule C hereto, as the same may be amended from time to time.
2.21    “Performance Reasons” means the Participant’s failure meet the expectations established for his function in the Company as: (a) communicated to him by his manager during any performance review, or (b) may be communicated to him otherwise by his manager from time to time either orally or in writing.
2.22    “Plan” means this Key Executive Severance Plan of Public Service Enterprise Group Incorporated, as set forth herein and as may be amended, modified or supplemented from time to time.
2.23    “Prior Equity Awards” shall mean outstanding stock options, stock appreciation rights, restricted stock, restricted stock units, performance shares and performance shares units.
2.24    “Retirement” means a Separation from Service after the Participant has satisfied the eligibility requirements for early or normal retirement under the terms of the Retirement Plan in which the Participant participates. Notwithstanding the foregoing, for the purposes of determining benefit entitlements under Article V of the Plan, Retirement shall not include forced retirements or any termination by an Employer without Cause or voluntary termination by the Participant for Good Reason that occurs on a date on which the Participant is Retirement eligible.
2.25    “Retirement Plan” the retirement plan in which the Participant participates either the Pension Plan of Public Service Enterprise Group Incorporated or the Cash Balance Pension Plan of Public Service Enterprise Group Incorporated.
2.26    “Schedule A Participant” shall mean a Participant listed on Schedule A hereto.
2.27    “Schedule B Participant” shall mean a Participant listed on Schedule B hereto.
2.28    “Schedule C Participant” shall mean a Participant listed on Schedule C hereto.
2.29    “Separation from Service” shall be deemed to have occurred if a Participant and the Company or any Affiliate reasonably anticipates, based on the facts and circumstances, that either:

(a)	The Participant will not provide any additional services for the Company or an Affiliate after a certain date; or

(b)
The level of bona fide services performed by the Participant after a certain date will permanently decrease to no more than 50 percent of the average level of bona fide services performed by the Participant over the immediately preceding 36 months.

(c)
If a Participant is absent from employment due to military leave, sick leave or any other bona fide leave of absence authorized by the Company or an Affiliate and there is a reasonable expectation that the Participant will return to perform services for the Company or an Affiliate, a Separation from Service will not occur until the later of: (i) the first date immediately following the date that is six months after the date that the Participant was first absent from employment; or (ii) the date the Participant no longer retains a right to reemployment, to the extent the Participant retains a right to reemployment with the Company or any Affiliates under applicable law or by contract. If a Participant fails to return to work upon the expiration of any military leave, sick leave or other bona fide leave of absence where such leave is for less than six months, the Separation from Service shall occur as of the date of the expiration of such leave, unless a greater period is provided for under applicable law.

2.30    “Specified Employee” shall mean any individual who is a key employee (as defined in Section 416(i) of the Code without regard to Section 416(i)(5)) of the Code) of the Company at any time during the 12-month period ending on each December 31 (the “identification date”). If an individual is a key employee as of an identification date, the individual shall be treated as a Specified Employee for the 12-month period beginning on the April 1 following the identification date. Notwithstanding the foregoing, an individual shall not be treated as a Specified Employee unless any stock of the Company or an Affiliate is publicly traded on an established securities market or otherwise.
2.31    “Target Bonus” means the Participant’s target annual bonus, if any, under the applicable annual incentive compensation plan of the Company for the fiscal year in which the Date of Termination occurs.
2.32    “Target Long-Term Incentive” means the Participant’s target long-term incentive award, if any, under the applicable long-term incentive compensation plan of the Company.
ARTICLE III
ELIGIBILITY AND PARTICIPATION
3.1    Eligible Employees. Eligibility to participate in the Plan shall be limited to certain key executives of an Employer who (a) are not parties to individual employment or change in control agreements that provide for severance benefits, and (b) are designated, by duly adopted resolution of the Committee, as Eligible Employees.
3.2    Participation. As a condition to becoming a Participant and being entitled to the benefits and protections provided under the Plan, each Eligible Employee must execute and deliver to the Company, within 30 days after the later of the Effective Date and the date such individual is designated by the Committee as an Eligible Employee, a written agreement in the form attached hereto as Exhibit I (or in such other form as may be satisfactory to the Company) to be bound by the restrictive covenants set forth in Article VII. Schedules A, B and C hereto list the Eligible Employees who have satisfied the conditions for Plan participation and the date as of which each such Eligible Employee became a Participant. The Committee shall cause Schedules A, B and C to be updated from time to time to reflect the Participants who are currently participating in the Plan. An employee who becomes an Eligible Employee on or after January 1, 2014 shall become a Schedule C Participant. However, if an Eligible Employee is newly hired or promoted into a position reflected on Schedule B as of June 6, 2014, the Eligible Employee shall become a Schedule A Participant.
3.3    Release of Claims. Notwithstanding anything in the Plan to the contrary, payment of any benefits under the Plan is expressly contingent upon the Participant’s execution and delivery to the Company, within 30 days after the Participant’s Date of Termination, of a written agreement provided by the Company, wherein the Participant releases and discharges the Company and each of its Affiliates of any and all claims against the Company and its Affiliates related in any way to the Participant’s employment with an Employer and the termination of such employment.
3.4    Committee Discretion. The Committee shall have the sole discretion to determine eligibility for benefits under the Plan.
ARTICLE IV
SEVERANCE BENEFITS IN GENERAL
4.1    Termination by Employer Other than for Cause or by the Participant for Good Reason. Subject to Section 3.3 and Article VI of the Plan, if a Participant’s employment is involuntarily terminated by an Employer for reasons other than Cause or a Participant terminates employment for Good Reason, the Participant shall be entitled to the benefits described in Sections 4.2 through 4.9 of the Plan. For purposes of clarity, subject to Section 3.3 and Article VI of the Plan, Participant shall be entitled to the benefits described in Sections 4.2 through 4.9 of the Plan if a Participant’s employment is involuntarily terminated by an Employer due to a reduction in force or a reorganization of the Employer (as determined by the Committee), or a Participant experiences a cessation of employment in connection with a reduction in force or Employer reorganization (as determined by the Committee) where the only position offered to the Participant within the Company and Affiliates would require the Participant to accept a reduction in his or her annual rate of base salary of more than 20% below the annual rate of base salary of the Participant’s position immediately prior to such action. For the avoidance of any doubt, a Participant shall not be entitled to benefits under the Plan if (i) his employment terminates as a result of death, Disability, the Participant voluntarily terminates employment, except for Good Reason, or (ii) the Participant’s cessation of employment is in connection with the sale of the Participant’s Employer, line or unit of business of the Employer within which the Participant’s position is located, business function of the Employer within which the Participant’s position is located, or the assets related to the Employer, line or unit or business, or business function within which the Participant’s position is located, and the Participant accepts employment with the purchaser within 90 days of the closing of the transaction in a position that has an annual rate of base salary that is at least 80 percent of the Participant’s annual rate of base salary immediately prior to the closing of the sale).

4.2    Cash payment. The Company shall pay to the Participant a lump sum, in cash, the sum of (a) and (b):

(a)	The Participant’s base salary and accrued vacation pay through the Date of Termination to the extent not theretofore paid (hereinafter referred to as the “Accrued Obligations”); and

(b)	An amount equal to the product of 1.0 times (0.5 times if the Participant were employed less than one year) the sum of the Participant’s Annual Base Salary and Target Bonus.
4.3    Long-Term Incentive Awards. The treatment of Prior Equity Awards shall be governed by the terms of the Long-Term Incentive Plan and the related award agreements.
4.4    Annual Incentive Awards. The Participant shall receive a prorated annual incentive award pursuant to the performance incentive program, if applicable, for the calendar year in which the Participant’s Termination of Employment occurs. The award shall be calculated based solely on 100 percent of the target incentive award and prorated based on the number of calendar days of employment in the calendar year in which the Participant’s termination occurs through the Participant’s Date of Termination. For purposes of this Section 4.4, calendar year shall mean 365 days.
Annual incentive awards with respect to the calendar year in which a Participant’s Date of Termination occurs will be paid at the same time as awards for such calendar year are paid to active employees of the Employer.
4.5    Outplacement Services. Outplacement services approved by the Committee, which may include individual or group counseling and administrative assistance or workshops, shall be available beginning on the Participant’s Date of Termination or such earlier date designated by the Participant’s business unit leadership. Outplacement services shall continue to be available for the period up to 12 months.
4.6    Educational Assistance. Educational assistance shall be provided in accordance with the Employer’s tuition program.
4.7    Health Care Benefits.

(a)
Retiree Health Care Coverage. A Participant who has not otherwise satisfied the eligibility criteria for participation prior to his Date of Termination, shall be entitled to elect retiree coverage under the Employer’s applicable retiree group health care plans as though he or she otherwise satisfied such plans’ eligibility requirements if:

(i)	The Participant has attained age 50 and completed ten or more Years of Service as of his Date of Termination but the sum of the Participant’s age and Years of Service is less than 80; or

(ii)	The Participant has attained age 49 and completed 20 or more Years of Service as of his Date of Termination but the sum of the Participant’s age and Years of Service is less than 80.

Such coverage shall commence no earlier than the Participant’s Termination Date. The Participant shall be charged the full cost of retiree coverage under these plans.

(b)
COBRA Continuation Coverage. Each Participant who is not eligible for, or does not elect, the retiree health care coverage described in this Section 4.7 of the Plan shall be entitled, pursuant to any continuation coverage rights under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA"), to continue individual and dependent coverage under the Company's group health care plans following the Participant’s Date of Termination. If continuation coverage is elected, the Employer shall pay the same portion of the cost of medical coverage that it paid immediately prior to the Participant’s Date of Termination for active employees during the one-year period following the Participant’s Date of Termination, and the Participant shall pay the balance. The Participant shall be charged the full expense of medical coverage (102 percent of the cost of coverage) during the remainder of the COBRA coverage period, if any, and the full expense of dental and (if applicable) vision and hearing coverage (102 percent of the cost of coverage) during the entire COBRA coverage period.

4.8    Life Insurance. A Participant who is not eligible for coverage under the Employer’s retiree life insurance plan shall be entitled, for the one-year period following the Participant’s Date of Termination to life insurance coverage at the Employer’s expense in an amount equal to the group term life insurance coverage in effect for such Participant under the Employer’s group term life insurance plan for active employees as of his Date of Termination.
4.9    Other Benefits. A Participant shall not be entitled to any severance, separation or early retirement incentive pay or benefits other than as provided hereunder or under any qualified or nonqualified retirement plan or deferred compensation arrangement maintained by the Employer. Except as provided in the foregoing sentence, a Participant’s rights under any other employee benefit plans maintained by the Company or an Affiliate shall be determined in accordance with the provisions of such plans, including the Company’s right to amend or terminate such plans at any time. (The amounts and benefits payable to the Participant pursuant to Sections 4.3 through 4.9 of the Plan shall be hereinafter referred to as the “Other Benefits”).

4.10    Termination where a Participant experiences a cessation of employment in connection with a reduction in force or Employer reorganization where the only position offered to the Participant within the Company and Affiliates would require the Participant to increase his or her one-way commuting distance by more than 50 miles. Subject to Section 3.3 and Article V, if a Participant experiences a cessation of employment in connection with a reduction in force or an Employer reorganization (as determined by the Committee) where the only position offered to the Participant within the Company and Affiliates would require the Participant to increase his or her one-way commuting distance by more than 50 miles:

(a)
Severance Pay. The Participant shall receive a lump sum cash payment in accordance with Section 6.1 of the Plan, based upon the amount of the Participant’s base salary, the number of Years of Service completed as of the Participant’s Termination Date, as follows:

(i)
Less than Thirteen Years of Service: If, as of the Participant’s Date of Termination, he has completed fewer than thirteen Years of Service, the amount of severance pay shall equal 26 weeks of base salary.

(ii)
Thirteen or More Years of Service: If, as of the Participant’s Date of Termination, he has completed thirteen or more Years of Service, the amount of severance pay shall equal two weeks of base salary for each Year of Service, up to a maximum of 52 weeks of base salary.

(b)
Annual Incentive Awards. A Participant shall receive a prorated annual incentive award pursuant to the performance incentive program, if applicable, for the calendar year in which the Participant’s Termination of Employment occurs. The award shall be calculated based solely on 100 percent of the target incentive award and prorated based on the number of days of employment in the calendar year in which the participant’s Termination of Employment occurs through the employee’s Termination Date. Annual incentive awards with respect to the calendar year in which a Participant’s Termination Date occurs will be paid at the same time as awards for such calendar year are paid to active employees of the Employer.

(c)
Outplacement Services. Outplacement services approved by the Committee, which may include individual or group counseling and administrative assistance or workshops, shall be available beginning on the participant’s Termination Date or such earlier date designated by the participant’s business unit leadership. Outplacement services shall continue to be available for the period up to 12 months.

(d)	Educational Assistance. Education assistance shall be provided in accordance with the Employer’s tuition program.

(e)	Health Care Benefits.

(i)
Retiree Health Care Coverage. An Eligible Employee who has not otherwise satisfied the eligibility criteria for participation prior to his Date of Termination, shall be entitled to elect retiree coverage under the Employer’s applicable retiree group health care plans as though he or she otherwise satisfied such plans’ eligibility requirements if:

(A)	The Participant has attained age 50 and completed ten or more Years of Service as of his Date of Termination but the sum of the Participant’s age and Years of Service is less than 80; or

(B)	The Participant has attained age 49 and completed 20 or more Years of Service as of his Date of Termination but the sum of the Participant’s age and Years of Service is less than 80.

Such coverage shall commence no earlier than the Participant’s Date of Date. The Participant shall be charged the full cost of retiree coverage under these plans.

(ii)
COBRA Continuation Coverage. Each Participant who is not eligible for, or does not elect, the retiree health care coverage described in this subsection (i) shall be entitled, pursuant to any continuation coverage rights under COBRA to continue individual and dependent coverage under the Company's group health care plans following the Participant’s Termination Date. If continuation coverage is elected, the Employer shall pay the same portion of the cost of medical coverage that it paid immediately prior to the Participant’s Date of Termination for active employees during the period that the Participant would have received severance pay if severance pay had been paid in bi-weekly installments, and the Participant shall pay the balance. The Participant shall be charged the full expense of medical coverage (102 percent of the cost of coverage) during the remainder of the COBRA coverage period, if any, and the full expense of dental and (if applicable) vision and hearing coverage (102 percent of the cost of coverage) during the entire COBRA coverage period.

(f)
Life Insurance. A Participant who is not eligible for coverage under the Employer’s retiree life insurance plan shall be entitled during the period that the Participant would have received severance pay if severance pay had been paid in bi-weekly installments, to life insurance coverage at the Employer’s expense in an amount equal to the group term life insurance coverage in effect for such Participant under the Employer’s group term life insurance plan for active employees as of his Date of Termination Date.

(g)
Other Benefits. A Participant shall not be entitled to any severance, separation or early retirement incentive pay or benefits other than as provided under the Plan or under any qualified or nonqualified retirement plan or deferred compensation arrangement maintained by the Employer. Except as provided in the foregoing sentence, a Participant’s rights under any other employee benefit plans maintained by the Company or an Affiliate shall be determined in accordance with the provisions of such plans, including the Company’s right to amend or terminate such plans at any time.

ARTICLE V
SEVERANCE BENEFITS AFTER A CHANGE IN CONTROL
5.1    Termination By Employer Other Than For Cause or By Participant For Good Reason (other than Good Reason as described in Subsection 2.17(d)) Within Two Years After a Change in Control. Subject to Section 3.3 and Article VI of the Plan, if, within two years following the occurrence of a Change in Control, either (a) an Employer shall terminate a Participant’s employment other than for Cause or Disability, or (b) a Participant shall voluntarily terminate his employment for Good Reason pursuant to Subsections 2.17 (a), (b), (c) or (e), the Participant shall be entitled to benefits in Sections 5.2 through 5.8 of the Plan. For the avoidance of any doubt, a Participant shall not be entitled to benefits under the Plan if his employment terminates as a result of death, Disability or the Participant voluntarily terminates employment, except for Good Reason, except as otherwise provided under the Plan.
5.2     Cash Payment. The Company shall pay to the Participant, in a lump sum in cash, the aggregate of the amounts in (a) and (b) below:
(a)     the sum of:

(i)	The Participant’s base salary and accrued through the Date of Termination; and

(ii)
The product of (x) the Participant’s Target Bonus and (y) a fraction, the numerator of which is the number of days in the current calendar year through the Date of Termination, and the denominator of which is 365;

in each case to the extent not theretofore paid (the sum of the amounts described in clauses (i) and (ii) shall be hereinafter referred to as the “Accrued Obligations”); and

(b)	Either (i), (ii) or (iii):

(i)	In the case of a Schedule A Participant, the amount equal to the product of two times the sum of the Schedule A Participant’s Annual Base Salary and Target Bonus;

(ii)	In the case of a Schedule B Participant, the amount equal to the product of three times the sum of the Schedule B Participant’s Annual Base Salary and Target Bonus; or

(iii)	In the case of a Schedule C Participant, the amount equal to the product of one and half times the sum of the Schedule C Participant’s Annual Base Salary and Target Bonus.
5.3     Long Term Incentive Awards. The treatment of Prior Equity Awards shall be governed by the terms of the Long-Term Incentive Plan and the related award agreements.
5.4    Health Care and Other Welfare Benefits. The Company shall pay the cost of the continued coverage of the Participant and/or the Participant’s family under the Company’s medical and dental employee benefit plans for 18 months after the Date of Termination provided that the Participant makes an election to continue such coverage in the Company’s medical and dental employee benefit plans under COBRA, subject to the requirements and limitations thereof. Unless otherwise limited by applicable law, thereafter, the Company shall pay the cost of the continued coverage of the Participant and/or the Participant’s family under the Company’s medical and dental employee benefit plans for an additional period of six months, in the case of a Schedule A Participant, or 18 months, in the case of a Schedule B Participant (for a Schedule C Participant, no additional period beyond the initial 18 months); provided however, that if the Participant becomes re-employed with another employer and is eligible to receive medical or dental benefits under another employer provided plan, the medical and dental benefits provided by the Company under this Plan shall be secondary to those provided under such other plan during the applicable period of eligibility.
Unless otherwise limited by applicable law, for two years after the Date of Termination in the case of a Schedule A Participant, three years after the Date of Termination in the case of a Schedule B Participant, or in the case of a Schedule C Participant, eighteen months after the Date of Termination (or for any Participant such longer period as may be provided by the terms of the appropriate plan, program, practice or policy), the Company shall continue benefits (other than medical and dental benefits) to the Participant and/or the Participant’s family at least equal to those which would have been provided to them in accordance with the welfare plans, programs, practices and policies maintained by the Company if the Participant’s employment had not been terminated or, if more favorable to the Participant, as in effect generally at any time thereafter with respect to other peer executives of the Employer and their families.
Unless otherwise limited by applicable law, the Participant’s eligibility (but not the time of commencement of such benefits) for retiree benefits pursuant to the welfare plans, programs, practices and policies maintained by the Company shall be determined as if the Participant had (A) remained employed until two years (in the case of a Schedule A Participant), three years (in the case of a Schedule B Participant), or eighteen months (in the case of a Schedule C Participant) after the Date of Termination and (B) retired on the last day of such period.

5.5     Nonqualified Pension Benefit. The Participant shall be paid, in a lump sum payment in cash, an amount equal to the excess of:

(a)
The actuarial equivalent of the benefit under the Company’s applicable Retirement Plan (utilizing the rate used to determine lump sums and, to the extent applicable, other actuarial assumptions no less favorable to the Participant than those in effect under the Retirement Plan immediately prior to the Effective Date), any benefit under the Nonqualified Plan and, to the extent applicable, any other defined benefit retirement arrangement between the Participant and the Company (“Other Pension Benefits”) which the Participant would receive if the Participant’s employment continued for two, three or one and half additional years (for Schedule A Participants, Schedule B and Schedule C Participants, respectively) beyond the Date of Termination and, assuming that the Participant’s compensation for such deemed additional period was the Participant’s Annual Base Salary as in effect immediately prior to the Date of Termination and assuming a bonus in each year during such deemed additional period equal to the Target Bonus, over

(b)
The actuarial equivalent of the Participant’s actual benefit (paid or payable), if any, under the Retirement Plan, the Nonqualified Plan and Other Pension Benefits as of the Date of Termination (utilizing the rate used to determine lump sums and, to the extent applicable, other actuarial assumptions no less favorable to the Participant than those in effect under the Retirement Plan immediately prior to the effective date of the Change in Control).

5.6    Deferred Compensation. Any compensation previously deferred (other than pursuant to a tax-qualified plan) by or on behalf of the Participant (together with any accrued interest or earnings thereon), whether or not then vested, shall become vested on the Date of Termination and shall be paid in accordance with the terms of the applicable deferred compensation plan, policy or practice under which it was deferred to the extent permitted by Section 409A of the Code.
5.7    Outplacement Services. The Company shall, at its sole expense as incurred, provide the Participant with outplacement services suitable to the Participant’s position for a period not to exceed one year following the Date of Termination with a nationally recognized outplacement firm.
5.8    Other Benefits. To the extent not theretofore paid or provided, the Company shall pay or provide to the Participant any other amounts or benefits required to be paid or provided or which the Participant is entitled to receive under any plan, program, policy, practice, contract or agreement of the Company (or other Employer), including earned but unpaid stock and similar compensation, but excluding medical or dental benefits if the Participant is eligible for such benefits to be provided by a subsequent employer, and benefits payable under any severance plan or policy (such other amounts and benefits that are payable to the Participant shall be hereinafter referred to as the “Other Benefits”).
5.9    Termination By Participant For Good Reason as described in Subsection 2.17(d) Within Two Years After a Change in Control.
Subject to Section 3.3 and Article V of the Plan, if, within two years following the occurrence of a Change in Control, a Participant shall voluntarily terminate his or her employment for Good Reason as described in Subsection 2.17(d):

(a)
Severance Pay. The Participant shall receive a lump sum payment in accordance with Section 6.1 of the Plan based upon the amount of the Participant’s base salary, the number of Years of Service completed as of the Participant’s Termination Date, as indicated below:

(i)
Less than Thirteen Years of Service: If, as of the Participant’s Termination Date he or she has completed fewer than thirteen Years of Service, the amount of severance pay shall equal 26 weeks of base salary.

(ii)
Thirteen or More Years of Service: If, as of the Participant’s Termination Date, he or she has completed thirteen or more Years of Service, the amount of severance pay shall equal two weeks of base salary for each Year of Service, up to a maximum of 52 weeks of base salary.

(b)
Annual Incentive Awards. A Participant shall receive a prorated annual incentive award pursuant to the performance incentive program, if applicable, for the calendar year in which the Participant’s Termination of Employment occurs. The award shall be calculated based solely on 100 percent of the target incentive award and prorated based on the number of days of employment in the calendar year in which the participant’s Termination of Employment occurs through the employee’s Termination Date. Annual incentive awards with respect to the calendar year in which a Participant’s Termination Date occurs will be paid at the same time as awards for such calendar year are paid to active employees of the Employer.

(c)
Outplacement Services. Outplacement services approved by the Committee, which may include individual or group counseling and administrative assistance or workshops, shall be available beginning on the Participant’s Date of Termination or such earlier date designated by the participant’s business unit leadership. Outplacement services shall continue to be available for the period up to 12 months.

(d)	Educational Assistance. Education assistance shall be provided in accordance with the Employer’s tuition program.

(e)	Health Care Benefits.

(i)
Retiree Health Care Coverage. An Eligible Employee who has not otherwise satisfied the eligibility criteria for participation prior to his Date of Termination Date, shall be entitled to elect retiree coverage under the Employer’s applicable retiree group health care plans as though he or she otherwise satisfied such plans’ eligibility requirements if:

(A)	The Participant has attained age 50 and completed ten or more Years of Service as of his or her Termination Date but the sum of the Participant’s age and Years of Service is less than 80; or

(B)	The Participant has attained age 49 and completed 20 or more Years of Service as of his or her Termination Date but the sum of the Participant’s age and Years of Service is less than 80.
Such coverage shall commence no earlier than the Participant’s Termination Date. The Participant shall be charged the full cost of retiree coverage under these plans.

(ii)
COBRA Continuation Coverage. Each Participant who is not eligible for, or does not elect, the retiree health care coverage described in this subsection (e) shall be entitled, pursuant to any continuation coverage rights under COBRA to continue individual and dependent coverage under the Company's group health care plans following the Participant’s Termination Date. If continuation coverage is elected, the Employer shall pay the same portion of the cost of medical coverage that it paid immediately prior to the Participant’s Date of Termination for active employees during the period that the Participant would have received severance pay if severance pay had been paid in bi-weekly installments, and the Participant shall pay the balance. The Participant shall be charged the full expense of medical coverage (102 percent of the cost of coverage)

during the remainder of the COBRA coverage period, if any, and the full expense of dental and (if applicable) vision and hearing coverage (102 percent of the cost of coverage) during the entire COBRA coverage period.

(f)
Life Insurance. A Participant who is not eligible for coverage under the Employer’s retiree life insurance plan shall be entitled, during the period that the Participant would have received severance pay if severance pay had been paid in bi-weekly installments, to life insurance coverage at the Employer’s expense in an amount equal to the group term life insurance coverage in effect for such Participant under the Employer’s group term life insurance plan for active employees as of his Date of Termination.

(g)
Other Benefits. A Participant shall not be entitled to any severance, separation or early retirement incentive pay or benefits other than as provided under the Plan or under any qualified or nonqualified retirement plan or deferred compensation arrangement maintained by the Employer. Except as provided in the foregoing sentence, a Participant’s rights under any other employee benefit plans maintained by the Company or an Affiliate shall be determined in accordance with the provisions of such plans, including the Company’s right to amend or terminate such plans at any time.

5.10     Termination By Employer For Cause or By Participant Other Than For Good Reason. If, at any time after a Change in Control, either (a) an Employer shall terminate a Participant’s employment for Cause or (b) the Participant shall voluntarily terminate his employment other than for Good Reason, the Employer shall have no further payment obligations to the Participant other than for the Participant’s base salary through the Date of Termination and any accrued but unpaid vacation pay. In such case, all such amounts shall be paid to the Participant in a lump sum in accordance with Section 6.1 of the Plan.
5.11    Death. If a Participant’s employment terminates by reason of the Participant’s death after a Change in Control, all Accrued Obligations as of the time of death shall be paid to the Participant’s estate or beneficiary, as applicable, in a lump sum in cash in accordance with Section 6.1 of the Plan. The Participant’s estate or beneficiary shall be entitled to any Other Benefits in accordance with their terms. The treatment of Prior Equity Awards shall be governed by the terms of the Long-Term Incentive Plan and the related award agreements.
5.12    Disability. If a Participant’s employment is terminated by reason of Disability after a Change in Control, all Accrued Obligations shall be paid to the Participant in a lump sum in cash in accordance with Section 6.1 of the Plan. The treatment of Prior Equity Awards shall be governed by the terms of the Long-Term Incentive Plan and the related award agreements.
5.13    Retirement. If a Participant’s employment terminates as a result of Retirement after a Change in Control, the Participant shall be paid the Accrued Obligations in a lump sum in cash in accordance with Section 6.1 of the Plan and the Participant shall be entitled to any Other Benefits in accordance with their terms. The treatment of Prior Equity Awards shall be governed by the terms of the Long-Term Incentive Plan and the related award agreements.

ARTICLE VI
TIMING OF, LIMITATIONS ON AND ADJUSTMENTS TO PLAN PAYMENTS
6.1    Time of Payments. Payments under the Plan shall be made to the Participant as follows:

(a)
With respect to benefits under Sections 4.2, 4.10(a), 5.2, 5.5, 5.9(a), 5.12 and 5.13 of the Plan, payment to a Participant who is not a Specified Employee shall be made within the 60-day period following the Participant’s Date of Termination. With respect to benefits under Section 5.11 of the Plan, payment shall be made within the 60-day period following the Participant’s date of the Participant’s death. However, if the period to consider and revoke the written agreement required to receive the benefits described in Articles IV and V of the Plan (i.e., the waiver and release) spans two taxable years, in all events the payments will be made in second taxable year within 30 days following the later of the end of the first taxable year or the date the executed release is received by the Company.

(b)	With respect to benefits under Sections 4.4, 4.10(b) and 5.9(b) of the Plan, payments shall be made to the Participants at the same time the payments are made to active employees.

(c)
Notwithstanding anything to the contrary in the Plan, to the extent necessary to comply with Section 409A of the Code, payments to a Participant who is a Specified Employee shall be made within the 60-day period following the six-month anniversary of the Participant’s Date of Termination (other than by reason of death).

(d)	All payments under the Plan that are reimbursements of covered expenses incurred by the Participant shall be made within the taxable year in which the expense is incurred.
6.2    Payment Offsets. Notwithstanding anything in the Plan to the contrary, in the event a Participant is entitled to receive severance payments both under this Plan and under the terms of either (a) an individual change of control or employment agreement, (b) another severance pay plan or policy of an Employer or (c) any existing or future law or regulation, the benefits payable under this Plan shall be reduced by the amount of any severance benefits such Participant is entitled to receive under such individual agreement, plan, policy, law or regulation.
6.3    Cap on Excess Parachute Payments; Gross-Up Payments. Notwithstanding anything in the Plan to the contrary, if (a) a Participant is a “disqualified individual” (as defined in Section 280G(c) of the Code) and (b) the severance benefits provided under Articles IV or V, as applicable, together with any other payments the Participant has the right to receive from an Employer, would constitute a “parachute payment” (as defined in Section 280G(b) of the Code) (“Parachute Payments”), the following provisions shall apply:

(a)	The severance benefits under Articles IV or V shall not exceed an amount which, together with any other Parachute Payments the Participant has a right to receive from the Employer, would be 2.99 times the Participant’s “base amount” (as defined in Section 280G of the Code) so that no portion of the amounts received by the Participant shall be subject to the excise tax imposed under Section 4999 of the Code.

(b)
The determination of whether any limitation on the severance benefits payable under Articles IV or V is necessary shall be made by the Company’s independent auditor or such other certified public accounting firm as may be jointly designated by the Participant and the Company (the “Accounting Firm”), which shall provide detailed supporting calculations to the Participant and the Company. The determinations of the Accounting Firm shall be conclusive and binding on the Company and the Participant. All fees and expenses of the Accounting Firm shall be borne solely by the Company.

(c)
If through error or otherwise, a Participant shall receive payments under the Plan, together with other Parachute Payments the Participant has the right to receive from an Employer, in excess of 2.99 times his base amount, the Participant shall immediately repay the excess to the Employer upon notification from the Employer that an overpayment has been made. If the Participant fails to repay the excess to the Employer within 10 business days of the date of the Employer’s notification, the Participant will become liable to the Employer for an amount equal to two (2) times the excess amount.

6.4    Compliance with Section 409A of the Code. Notwithstanding anything in the Plan to the contrary, all Plan benefit obligations and payments are subject to Section 409A of the Code. To the extent required, the Company may modify the severance benefits payable hereunder to comply with Section 409A of the Code; provided, however, that the present value of the aggregate Plan benefits payable to a Participant after such modification shall not be less than the present value of the Plan benefits payable to the Participant prior to the modification.
6.5    Tax Withholding. Notwithstanding any other provision of this Plan, the Company may withhold from any amounts payable under this Plan such Federal, state, local, employment or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.
ARTICLE VII
RESTRICTIVE COVENANTS
7.1    Confidentiality. As a condition to participation in the Plan, each Participant agrees to hold in a fiduciary capacity for the benefit of the Company and its Affiliates all Confidential Information which shall have been obtained by the Participant during the Participant’s employment by the Employer; except, however, that this Section 7.1 shall not apply to Confidential Information that is or becomes public knowledge, unless such Confidential Information became or becomes public knowledge due to acts of the Participant or representatives of the Participant in violation of this Section 7.1. Upon termination of the Participant’s employment, he shall return to the Company all Confidential Information in his possession. After termination of the Participant’s employment with the Employer, the

Participant shall not, without the prior written consent of the Company or as may otherwise be required by law or legal process, communicate or divulge any such Confidential Information to anyone other than the Company and those designated by it, except (a) otherwise publicly available information, (b) as may be necessary to enforce his rights under the Plan or as necessary to defend himself against a claim asserted directly or indirectly by the Company or its Affiliates or (c) as may be compelled by service of a valid subpoena or other legal process (if the Participant is served with a valid subpoena or other legal process, he must so notify the Company within three business days). Furthermore, nothing contained in this Plan prevents a Participant from disclosing without notice to the Company any perceived violation of law to any federal, state, or local governmental agency or entity including, but not limited to, the Securities and Exchange Commission, or making other disclosures that are protected under the whistleblower provisions of any law. Finally, nothing in this Plan prevents a Participant - nor should a Participant be held civilly or criminally liable under any law - if the Participant discloses a trade secret: (a) in confidence to a Federal, State or local government official, either directly or indirectly, or to an attorney solely for the purpose of reporting or investigating a suspected violation of law; (b) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal; (c) to the Participant’s attorney in connection with a lawsuit alleging retaliation by an employer for reporting a suspected violation of law; or (d) in connection with a lawsuit described in the immediately preceding subparagraph (c), provided the Participant: (i) files any document containing the trade secret under seal; and (ii) does not disclose the trade secret, except pursuant to a court order. Unless and until a determination has been made in accordance with Section 7.4 that the Participant has violated this Section 7.1, an asserted violation of the provisions of this Section 7.1 shall not constitute a basis for deferring or withholding any amounts otherwise payable to the Participant under the Plan.
7.2    Non-Compete. As a condition to participation in the Plan, each Participant agrees, that, in the event the Participant voluntarily terminates his employment other than for Good Reason, for the period of one year from Date of Termination he will not, without the written consent of the Company, directly or indirectly own, manage, operate, join, control, become employed by, consult to or participate in the ownership, management, or control of any business which is in direct competition with the Company or its Affiliates.
7.3    Non-Solicitation. As a condition to participation in the Plan, each Participant agrees that, in the event the Participant voluntarily terminates his employment other than for Good Reason, for the period of one year following the Date of Termination, he will not, directly or indirectly, solicit or hire, or encourage the solicitation or hiring by any employer other than the Company or its Affiliates, for any position as an employee, independent contractor, consultant or otherwise, any person who was a managerial or higher level employee of an Employer at any time during the term of the Participant’s employment by the Employer; provided, however, that this provision shall not apply with respect to the solicitation of any person after six months from the date on which such person’s employment by an Employer has terminated.
7.4    Enforcement. In the event of a breach by the Participant of any of the covenants set forth in this Article VII, it is agreed that the Company shall suffer irreparable harm for which money damages are not an adequate remedy, and that, in the event of such breach, the Company shall be entitled to obtain an order of a court of competent jurisdiction for equitable relief from such breach, including, but not limited to, temporary restraining orders and preliminary and/or permanent injunctions against the breach of such covenants by the Participant. In the event that the Company should initiate any legal action for the breach or enforcement of any of the provisions contained in this Article VII and the Company does not prevail in such action, the Company shall promptly reimburse the Participant the full amount of any court costs, filing fees, attorney’s fees which the Participant incurs in defending such action, and any loss of income during the period of such litigation.
Nothing in this Plan prohibits the Participant from reporting possible violations of Federal law or regulation to any governmental agency or entity, including but not limited to the Department of Justice, the Securities and Exchange Commission, the Congress, and any agency Inspector General, or making other disclosures that are protected under the whistleblower provisions of federal law or regulation.  The Participant does not need the prior authorization of the Law Department to make any such reports or disclosures, and is not required to notify the Company that such reports or disclosures have been made.

ARTICLE VIII
AMENDMENT AND TERMINATION
8.1    Amendment. The Company may amend this Plan at any time, and from time to time, by action of the Committee; provided, however, that no amendment adopted after the effective date of a Change in Control shall have the effect of either (a) removing an individual from the list of Participants, (b) adding conditions for participation or the entitlement to receive benefits hereunder, (c) reducing the amount of benefits payable to a Participant or (d) otherwise restricting a Participant’s right to receive benefits under the Plan, except as may otherwise be required to conform such payments to the requirements of Section 409A of the Code, as provided in Section 1.1.
8.2    Termination. The Committee may terminate the Plan at any time prior to a Change in Control. The Plan may not be terminated after the effective date of a Change in Control.
ARTICLE IX
ADMINISTRATION
9.1    Plan Administrator. The Plan shall be administered by the Committee, which shall have the duties and responsibilities for administering the Plan as are specifically set forth in this Article IX.
9.2    Responsibilities of Committee.

(a)
The Committee shall have responsibility for the day to day administration of the Plan. In addition, the Committee shall have the specific powers, duties, responsibilities and obligations specifically provided for herein.

(b)
Subject to the express provisions of the Plan, the Committee shall have full and exclusive authority to interpret the Plan and to make all other factual determinations deemed necessary or advisable in the implementation and administration of the Plan, including but not limited to determinations with respect to the eligibility of Participants to receive benefits under the Plan and the status and rights of such Participants and all other persons affected hereunder. The Committee’s interpretation and construction of the Plan shall be conclusive and binding on all persons.

(c)
The Committee shall have sole authority to adopt rules and regulations, which shall be administered by the Committee. In addition, the Committee shall have the discretionary authority to issue rulings and interpretations concerning the Plan and all matters arising thereunder, on a uniform and nondiscriminatory basis, provided the same shall not be contrary to or inconsistent with any provision of the Plan.

(d)
As a condition of distributing any benefit under the Plan, the Committee may prescribe the use of such forms and require the furnishing of such information as the Committee may deem appropriate for administering the Plan.

9.3    Allocation or Delegation of Duties and Responsibilities. In furtherance of its duties and responsibilities under the Plan, the Committee may:
(a)     Employ agents to carry out non-fiduciary responsibilities;
(b)     Employ agents to carry out fiduciary responsibilities;
(c)     Consult with counsel, who may be counsel to the Company; and

(d)
Delegate any of its duties and responsibilities hereunder to such officer or officers of the Company as the Committee shall designate; except, however, that the Committee may not delegate to any other person the designation of Eligible Employees under Section 3.1 or the authority to consider and determine appeals of alleged adverse benefit determinations.

9.4    Expenses. Unless otherwise agreed to by the Company, no person acting as a fiduciary hereunder (who is an employee of an Employer) shall receive any compensation for services as such. Expenses incurred by fiduciaries in connection with the administration of the Plan shall be paid by the Company.
9.5    Indemnification of Plan Administrator. The Company shall indemnify, to the fullest extent permitted by law, each person made or threatened to be made a party to any civil or criminal action or proceeding by reason of the fact that he, or his testator or intestate, was a member of the Committee, or a delegate of the Committee, acting in the capacity of Plan administrator.
9.6    Reliance Upon Others. The Committee, any person to whom it may delegate such of its duties and powers as provided herein, and the officers and directors of the Company shall be entitled to rely conclusively upon and shall be fully protected in any action taken by them in good faith in reliance upon any tables, valuations, certificates, opinions, reports or other advice furnished to them by any duly appointed actuary, accountant, legal counsel (who may be counsel for the Company) or other specialist.
9.7    Notification. All notices, reports and statements in connection with the Plan that are given, made, delivered or transmitted to a Participant shall be deemed duly given, made, delivered, or transmitted when mailed, by such class as the sender may deem appropriate, with postage prepaid and addressed to the Participant at the address last appearing on the records of the Employer with respect to this Plan. All notices, direct actions or other communications given, made, delivered or transmitted by a Participant to an Employer or Committee shall not be deemed to have been duly given, made, delivered, transmitted or received unless and until actually received by the Employer or Committee.
9.8    Multiple Capacities. A person may serve in more than one fiduciary capacity with respect to the Plan.
ARTICLE X
CLAIMS PROCEDURE
10.1    Submission of Claims. The initial claim by any Participant for benefits under this Plan shall be submitted in writing to the Committee (or its delegate) within 60 days after the occurrence of the termination of employment that the Participant claims to have triggered entitlement to Plan benefits.
10.2    Computation and Review of Claims. All benefits shall be computed by the Committee or its delegate. All claims shall be approved or denied by the Committee (or its delegate) as soon as practicable, but in no event later than 90 days after application by the Participant. The Committee may take an additional 90 days to review the claim, provided that the Participant is notified in writing within the initial 90-day period.

(a)	Initial Denial of Claim - Any denial of a claim shall include:

(i)	Reason or reasons for the denial;

(ii)	Reference to pertinent Plan provisions on which the denial is based;

(iii)	Description of any additional material or information necessary for the Participant to perfect the claim together with an explanation of why the material or information is necessary; and

(iv)	Explanation of the Plan’s claim review procedure, described below.

(b)
Review of a Denied Claim - A Participant shall have a reasonable opportunity to appeal a denied claim to the Committee (or its delegate) for a full and fair review. The Participant or a duly authorized representative:

(i)	Shall have 60 days, after receipt of written notification of the denial of claim in which to request a review.

(ii)	May request a review upon written application to the Committee.

(iii)	Shall submit written comments, documents, records and other information relating to the claim.

(iv)	May review, free of charge, pertinent Plan documents, records and other information relevant to the claim.

(c)
Committee Review - The Committee’s (or its delegate’s) review shall take into account all comments, documents, records and other information submitted by the Participant relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.

(d)
Written Decision - The Committee (or its delegate) shall issue a decision on the reviewed claim promptly but no later than 60 days after receipt of the review. The Committee may take an additional 60 days to review the claim, provided that the Participant is notified in writing within the initial 60-day period. The Committee’s decision shall be in writing and shall include:

(i)	Reasons for the decision;

(ii)	References to the Plan provisions on which the decision is based;

(iii)	Statement that the Participant is entitled to receive, upon request, reasonable access to, and copies of, all documents, records and other information relevant to the claim; and

(iv)	Statement that the Participant is entitled to bring a civil suit under Section 502(a) of ERISA.

(e)	Binding Effect - The Committee’s (or its delegate’s) decision shall be final and binding on the Participant and the Employer.
ARTICLE XI
GENERAL PROVISIONS
11.1    Construction. This Plan shall be construed and enforced in accordance with and governed by the internal substantive laws (and not the laws relating to conflict of laws or choice of laws) of the State of New Jersey, except to the extent that such laws are preempted by Federal law.

11.2    Unfunded Plan. The obligations of the Company under this Plan are not required to be funded in advance. Nothing contained in this Plan shall give an Eligible Employee or Participant any right, title or interest in any property of the Company or any of its Affiliates.

11.3    No Right to Continued Employment. Nothing contained herein shall be deemed to give any Eligible Employee or Participant the right to be retained in the employment of an Employer or to limit the rights of any Employer to discharge any Eligible Employee or Participant at any time, with or without notice and with or without Cause.

11.4    Partial Invalidity. The invalidity or unenforceability of any term or provision, or any clause, or portion thereof, of this Plan shall in no way impair or affect the validity or enforceability of any other provision of this Plan, which shall remain in full force and effect.

11.5    Successors and Assigns.

(a)	This Plan shall inure to the benefit of and be binding upon the Company and its successors and assigns.

(b)
The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform the Company’s obligations under the Plan in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.

(c)	In no event shall a Participant assign his interests under the Plan to any other person without the prior written consent of the Committee.
11.6    Waivers. Failure to strictly comply with any term, condition or requirement set forth in the Plan shall not be deemed a waiver of such term, condition or requirement, nor shall any waiver of any such term, condition or requirement at any one time or times be deemed to result in a waiver of such term, condition or requirement at any other time or times.
11.7    Gender and Number. Masculine pronouns include the feminine as well as the neuter genders, and the singular shall include the plural, unless indicated otherwise by the context.
11.8    Headings. The headings of the Plan are for purposes of reference only and shall not limit or otherwise affect the meaning hereof.

* * *
/s/ Margaret M. Pego	7/21/2016
Signature	Date

SCHEDULE A

As Amended as of July 19, 2016
PARTICIPANTS

NAME	TITLE	PARTICIPATION DATE
Stuart J. Black	VP and Controller	03/01/10
Jorge L. Cardenas	VP - Asset Management and Centralized Services, PSE&G	1/23/07
Rose M. Chernick	VP - Finance Holdings & Corporate Strategy & Planning	8/09/10
John Paul Cowan	SVP - Operations, PSEG Fossil	09/15/09
Lathrop B. Craig	VP - ISO Operations (ER&T)	09/05/11
Daniel J. Cregg	EVP & CFO, PSEG	12/09/06
David M. Daly	President and COO - PSEG Long Island	1/28/08
Paul J. Davison	VP - Hope Creek, PSEG Nuclear	12/14/09
Derek DiRisio	President - PSEG Services Corporation	12/20/04
Diana L. Drysdale	VP - Renewables	02/15/10
Kathleen Fitzgerald	VP - Corporate Communications	01/03/12
Joseph A. Forline	VP - Gas Operations	12/19/06
Carl J. Fricker	VP - Trading Support & Operations (ER&T)	12/14/09
Kim C. Hanemann	SVP - Delivery Projects and Construction	12/21/10
Bradford D. Huntington	VP & Treasurer	04/16/11
Scott Jennings	VP - Finance PSE&G	10/18/05
Robert C. Krueger, Jr	VP & Assistant Controller - Tax	12/19/06
Kathleen A. Lally	VP - Investor Relations	01/16/07
John R. Latka	SVP - Electric & Gas Operations, PSE&G	10/23/06
Shawn P. Leyden	VP and Deputy General Counsel	12/20/04
Tamara L. Linde	EVP and General Counsel	12/19/06
Kristen M. Ludecke	VP - Federal Affairs	02/22/10
Shahid Malik	President - Energy Resources & Trade (ER&T)	12/5/11
Christine T. Neely	VP - Internal Auditing Services	9/30/13
Margaret M. Pego	SVP - Human Resources & CHRO	12/20/04
John F. Perry	VP - Salem, PSEG Nuclear	09/15/09
Kevin J. Quinn	VP - Finance Power	03/01/10
Sheila J. Rostiac	VP - Total Rewards & Talent Management	08/20/12
Joseph Santamaria	VP - Information Technology & CIO	10/29/12
John P. Scarlata	VP - Gas Supply, PSEG ER&T	4/20/10
Richard T. Thigpen	VP - State Governmental Affairs	3/26/07

SCHEDULE B

As Amended as of July 19, 2016
PARTICIPANTS

NAME	TITLE	PARTICIPATION DATE
Ralph Izzo	Chairman of the Board, President and CEO	12/15/08
Ralph A. LaRossa	President & COO - Public Service Electric and Gas Company, and COB, PSEG Long Island	10/17/06
William Levis	President & COO, PSEG Power LLC	01/01/07

SCHEDULE C

As Amended as of July 19, 2016
PARTICIPANTS

NAME	TITLE	PARTICIPATION DATE
John A. Bridges	VP Electric Operations	12/21/15
Kevin B. Cellars	VP Construction	2/17/15
Gregory Dunlap	VP Customer Operations - PSE&G	7/14/14
Aaron Ford	VP Business Assurance and Resilience	11/18/15
M. Courtney McCormick	VP Renewables and Energy Solutions	3/31/14
Laurent Pommier	VP Risk Management and Chief Risk Officer	7/14/14
Peter P. Sena III	President & CNO, PSEG Nuclear	3/21/16

EXHIBIT I
Form of Restrictive Covenant Agreement

AGREEMENT, by and between Public Service Enterprise Group Incorporated, a New Jersey Corporation (the “Company”) and [_________________] (“Executive”), dated as of [______________].
WHEREAS, the Company maintains the Key Executive Severance Plan of Public Service Enterprise Group Incorporated (the “Plan”), effective July 19, 2016, and as thereafter amended, modified or supplemented;
WHEREAS, Executive was designated as an Eligible Employee under the Plan by the Organization and Compensation Committee of the Company’s Board of Directors;
WHEREAS, pursuant to Section 3.2 of the Plan, in order to be a Participant in and be entitled to benefits and protections under the Plan, Executive must execute and delivery to the Company within 30 days after Executive was designated as an Eligible Employee a written agreement to be bound by the terms and conditions of certain covenants set out in Article VII of the Plan, which is hereby incorporated herein;
NOW THEREFORE, the parties agree as follows:
1.    Executive has received a copy of the Plan and has read and understands the terms of conditions of Section 7.1, Confidentiality, Section 7.2, Non-Compete, and Section 7.3, Non-Solicitation, therein, as applied to Executive (the “Covenants”).
2.    Executive agrees to be bound by and comply with the terms of the Covenants in consideration for becoming a Participant in the Plan.
3.    Executive acknowledges that the Covenants are reasonable in the scope of the activities restricted, the geographic area covered by the restrictions, the duration of the restrictions, and that such Covenants are reasonably necessary to protect the Company’s legitimate interests in its Confidential Information and its relationships with its employees, customers and suppliers.
4.    Executive acknowledges that the Covenants will not deprive Executive of the ability to earn a livelihood or to support Executive’s dependents.
5.    Executive shall be a Participant in the Plan and be entitled to all of the rights and benefits provided thereunder as of the date of this Agreement.
6.    This Agreement shall be construed and enforced in accordance with and governed by the internal substantive laws (and not the laws relating to conflict of laws or choice of laws) of the State of New Jersey, except to the extent that such laws are preempted by Federal law.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first above written.
[This Agreement may be executed in counterparts.]

EXECUTIVE

PUBLIC SERVICE ENTERPRISE
GROUP INCORPORATED

By: _______________________
Title:_______________________